Exhibit 99.1

Clearwater Paper Reports Fourth Quarter and Full Year 2009 Results

Company Announces East Coast Tissue Converting Plans

SPOKANE, Wash.--(BUSINESS WIRE)--February 18, 2010--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the fourth quarter ended December 31, 2009. The company reported net earnings for the fourth quarter of 2009 of $47.2 million, or $4.01 per diluted common share, compared to net earnings of $1.7 million, or $0.15 per diluted common share, for the fourth quarter of 2008. Net earnings for the fourth quarter of 2009, excluding $47.1 million of pre-tax income from alternative fuel mixture tax credits, were $17.4 million, or $1.48 per diluted common share.

“Results for the fourth quarter were once again very strong, driven primarily by our Consumer Products business and continued solid performance in our Pulp and Paperboard segment," said Gordon Jones, president and chief executive officer. "We are also pleased to announce that we are moving forward with the expansion of our tissue business, by building additional converting capacity on the East Coast.”

As part of the company’s growth strategy, Clearwater Paper plans to pursue the following:

  Investment in the Consumer Products business, specifically to expand our geographic scope to serve existing and new customers on the East Coast.
  Increase capacity to produce ultra quality tissue.
  The technology necessary to drive growth in this segment of the market will be Through-Air-Dried (“TAD”), capable of competing with the ultra quality branded products in the tissue and towel segments of the market.
  The first phase of this growth will be the construction of a new converting facility in the Southeast expected to run both conventional and TAD paper.
  This new East Coast converting facility is expected to cost approximately $30 million and is expected to be completed in the second quarter of 2011.

FOURTH QUARTER 2009 SEGMENT PERFORMANCE

Consumer Products

Operating income for the fourth quarter of 2009 was $28.7 million, compared with operating income of $15.7 million for the fourth quarter of 2008. Net sales of $138.3 million for the quarter were 8% higher than fourth quarter 2008 net sales of $128.1 million.

  The increase in net sales was driven by 10% higher volume that was slightly offset by net selling prices that were 2% lower when compared to the fourth quarter of 2008. The segment shipped a near record 52,172 tons of finished goods during the quarter. These tons represented 7.4 million cases of product shipped during the fourth quarter of 2009, versus 6.8 million cases shipped during the fourth quarter of 2008.
  Segment performance was driven by strong production in papermaking and converting coupled with lower costs for pulp, transportation, energy and packaging supplies.

Pulp and Paperboard

Operating income for the fourth quarter of 2009 was $56.4 million, compared to operating income of $1.7 million for the fourth quarter of 2008. Excluding the income recognized for the alternative fuel mixture tax credits, operating income for the fourth quarter of 2009 was $9.3 million. Net sales of $173.6 million for the quarter were down 3% when compared to fourth quarter 2008 net sales of $178.4 million.

  Lower net sales for the quarter were the result of a 1% decline in paperboard shipments and a 2% decline in paperboard average net selling prices. Partially offsetting the declines was a 90% increase, representing 4,542 tons, in market pulp shipments to third parties and a 1% increase in market pulp net selling prices as compared to the same period in 2008.
  Operating income for the quarter was favorably affected by lower costs for wood fiber, transportation, chemicals and energy compared to the same quarter in 2008.
  Total maintenance costs were $4.4 million lower during the quarter compared to the same period in 2008, attributable to the timing of major maintenance downtime, which is consistent with our rescheduling of $7.0 million of expected maintenance costs from 2009 into 2010. Major maintenance expense for the full year totaled $6.0 million, versus $14.9 million in 2008. Major maintenance expense for 2010 is expected to be approximately $20-25 million, with more than 80% of those costs to be incurred in the first quarter of 2010, as a result of the rescheduling of maintenance work from 2009.
  The segment recorded $47.1 million of pre-tax income during the fourth quarter related to the alternative fuel mixture tax credits. For the full year 2009, the company has recorded pre-tax income of $170.6 million and received cash of $87.4 million in connection with these tax credits with the balance of $83.2 million recorded as taxes receivable at December 31, 2009.

Wood Products

The operating loss in the Wood Products segment for the fourth quarter of 2009 was $3.5 million, which was less than both the $4.2 million loss in the third quarter of 2009 and the $4.8 million operating loss in the fourth quarter of 2008. Net sales of $20.0 million for the quarter represented an increase of 31% as compared to fourth quarter 2008 net sales of $15.3 million.

  Overall lumber net selling prices fell by 20% in the fourth quarter 2009 compared to the fourth quarter of 2008, due to continued challenging market conditions and a lower percentage of higher-value cedar product sales. Shipment volumes increased by 66% during the quarter compared to the same quarter in 2008.

Corporate and Eliminations Expenses

Corporate and eliminations expenses for the fourth quarter of 2009 were a benefit of $5.0 million as compared to an expense of $6.0 million for the fourth quarter of 2008 due mostly to a fourth quarter LIFO credit of $13.4 million.

Capital Expenditures

Capital expenditures for the full year 2009 came in at $19.3 million, as compared to $21.3 million for the full year 2008. Capital expenditures are expected to increase in 2010 to approximately $40-45 million, attributable primarily to the construction of the Southeast converting facility.

Tax Rate

The company’s effective income tax rate for the fourth quarter of 2009 was 42.8%, compared to 46.9% for the same period last year.

Clearwater Paper Corporation Separation from Potlatch Corporation

This news release represents the fourth full quarter reporting for Clearwater Paper Corporation as a stand-alone company. Clearwater Paper Corporation was spun-off from Potlatch Corporation on December 16, 2008. Clearwater Paper is comprised of Potlatch’s former pulp-based manufacturing businesses and the Lewiston, Idaho, lumber mill.

Note Regarding Use of Non-GAAP Financial Measure

In this press release, the company presents its net earnings for the fourth quarter of 2009, excluding income from alternative fuel mixture tax credits. This amount is not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of this amount to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, February 18, 2009, at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-879-6207 (for U.S./Canada investors) or 719-325-4791 (for international investors). The audio Web cast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper Corporation manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,500 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company's growth strategy and costs and timeline associated with that strategy, maintenance costs and schedules, capital expenditures and alternative fuel mixture tax credits. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company’s ability to execute its growth strategy; customers’ product preferences; changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the alternative fuel mixture tax credit regulations and the company’s eligibility for such tax credits; competitive pricing pressure for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2009		2008		2009		2008
Net sales	$314,980	100%	$303,187	100%	$1,250,069	100%	$1,255,309	100%
Costs and expenses:
Cost of sales	256,999	82%	283,228	93%	1,052,151	84%	1,179,397	94%
Selling, general and administrative expenses	18,470	6%	13,436	4%	71,125	6%	47,428	4%
	275,469	88%	296,664	97%	1,123,276	90%	1,226,825	98%
Alternative fuel mixture tax credits	47,137		-		170,647		-
Earnings before interest, debt retirement costs and income taxes	86,648	28%	6,523	2%	297,440	24%	28,484	2%
Interest expense, net	(4,234)		(3,397)		(15,505)		(13,147)
Debt retirement costs	-		-		(6,250)		-
Earnings before income taxes	82,414	26%	3,126	1%	275,685	22%	15,337	1%
Income tax provision (1)	35,254		1,467		93,221		5,594
Net earnings	$47,160	15%	$1,659	1%	$182,464	15%	$9,743	1%

Net earnings per common share:
Basic	$4.15		$0.15		$16.06		$0.86
Diluted	4.01		0.15		15.50		0.86
Average shares outstanding (in thousands):
Basic	11,365		11,355		11,360		11,355
Diluted	11,758		11,390		11,770		11,355

(1) Our effective tax rate for the three and twelve months ended December 31, 2009 and 2008 were 42.8%, 46.9%, 33.8% and 36.5%, respectively.

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash	$2,824	$3,218
Short-term investments	187,926	10,800
Receivables, net	94,458	104,030
Taxes receivable	101,343	-
Inventories	169,761	154,351
Deferred tax assets	16,510	14,772
Prepaid expenses	3,053	2,408
Total current assets	575,875	289,579
Land	4,729	4,729
Plant and equipment, at cost less accumulated depreciation	359,295	385,138
Other assets	7,564	3,820

	$947,463	$683,266
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$-	$50,000
Note payable to Potlatch	-	100,000
Accounts payable and accrued liabilities	109,775	116,471
Current liability for pensions and other postretirement employee benefits	9,933	9,086
Total current liabilities	119,708	275,557
Long-term debt	148,285	-
Liability for pensions and other postretirement employee benefits	236,422	221,649
Other long-term obligations	5,825	5,071
Accrued taxes	73,487	-
Accumulated other comprehensive loss	(126,962)	(126,149)
Stockholders' equity excluding accumulated other comprehensive loss	490,698	307,138

	$947,463	$683,266

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2009		2008		2009		2008
Segment net sales:
Consumer Products	$138,342	44%	$128,068	42%	$554,034	44%	$504,597	40%
Pulp and Paperboard:
Paperboard	153,967		159,027		612,787		644,436
Pulp	19,639		19,146		73,946		92,304
Other	22		240		100		844
	173,628	55%	178,413	59%	686,833	55%	737,584	59%
Wood Products	19,976	6%	15,268	5%	70,319	6%	89,014	7%
	331,946		321,749		1,311,186		1,331,195
Elimination of intersegment net sales	(16,966)	-5%	(18,562)	-6%	(61,117)	-5%	(75,886)	-6%

Total segment net sales	$314,980	100%	$303,187	100%	$1,250,069	100%	$1,255,309	100%

Operating income (loss):
Consumer Products	$28,719	33%	$15,691	240%	$122,117	41%	$37,321	131%
Pulp and Paperboard (1)	56,402	65%	1,685	26%	210,236	71%	18,916	66%
Wood Products	(3,457)	-4%	(4,845)	-74%	(18,342)	-6%	(14,479)	-51%
	81,664		12,531		314,011		41,758
Corporate and eliminations	4,984	6%	(6,008)	-92%	(16,571)	-6%	(13,274)	-46%
Earnings before interest, debt retirement costs and income taxes	$86,648	100%	$6,523	100%	$297,440	100%	$28,484	100%

(1) Operating income for the three and twelve months ended December 31, 2009, for the Pulp and Paperboard segment included $47.1 million and $170.6 million, respectively, associated with alternative fuel mixture tax credits.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

Three Months Ended
December 31, 2009

GAAP net earnings	$47,160

Special item, after-tax:
Alternative fuel mixture tax credits	29,743
Net earnings, excluding special item	$17,417

GAAP net earnings per diluted share	$4.01

Special item, after-tax:
Alternative fuel mixture tax credits	2.53
Net earnings per diluted share, excluding special item	$1.48

Diluted average shares outstanding (in thousands)	11,758

CONTACT:
Clearwater Paper Corporation
News Media:
Matt Van Vleet, 509-344-5912
or
CFO:
Linda Massman, 509-344-5905
or
Investors:
IR Sense
Sean Butson, 509-344-5906